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                                                                    EXHIBIT 10.3

       AGREEMENT BETWEEN THE ATTORNEY GENERAL OF THE STATE OF NEW YORK AND
             AMERICAN INTERNATIONAL GROUP, INC. AND ITS SUBSIDIARIES
                   (COLLECTIVELY "AIG") DATED JANUARY 18, 2006

            WHEREAS, the New York Attorney General (the "Attorney General") and the Superintendent of Insurance of the State of New York (the "Superintendent") commenced an action against AIG pursuant to Executive Law Section 63 (12), the Martin Act (Gen. Bus. Law Section 352-c), Insurance Law Sections 201, 327 and the common law of the State of New York dated May 26, 2005 (the "Complaint");

            WHEREAS, the Attorney General has conducted an investigation related to AIG's practices in the marketing, sale, renewal, placement or servicing of insurance for its policyholders and its accounting and public reporting practices, including those relating to nontraditional and finite insurance (the "Attorney General's Investigation") and the Superintendent, pursuant to Insurance Law Section 310, has conducted an examination of AIG (the "Superintendent's Examination");

            WHEREAS, the Attorney General and the Superintendent have alleged the following facts with respect to AIG's participation in schemes relating to the rigging of bids for excess casualty insurance business and the use of contingent commission agreements or placement service agreements to steer business:

      a. Since at least the mid-1990s AIG and other insurers have paid hundreds of millions of dollars in so-called "contingent commissions" to the world's largest insurance brokers, including Marsh & McLennan Companies, Inc. or Marsh Inc. (collectively "Marsh"), Aon Corporation ("Aon"), Willis Group Holding Ltd.

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            ("Willis") and Arthur J. Gallagher & Co. ("Gallagher"), as well as tens of thousands of smaller brokers and independent agents.

      b. AIG entered into a number of contingent commission agreements (also known as "override" agreements) to pay compensation to Producers,(1) such as Marsh, Aon, Willis and Gallagher as a result of which they steered insurance policies to AIG to increase the volume of policies written by AIG, to keep retention levels of existing AIG policies above certain benchmarks, and to direct the most profitable policies to AIG. In most cases, steering took the form of Producers purporting to offer unbiased recommendations to their clients about the selection of insurers when in fact, in many cases, the Producers' recommendations were biased in favor of insurers who paid contingent commissions.

      c. Under these agreements, when Marsh, for example, helped AIG retain its existing business at renewal time, AIG paid Marsh higher contingent commissions. Thus, in the 2002 placement service agreement between the two companies relating to excess casualty, AIG agreed to pay Marsh an aggregate percentage of gross written premium that varied from a minimum of 10% for one dollar of premium, to 15% for four hundred million dollars, to 15.75% of one billion dollars.

      d. Further, when Willis steered business to AIG's Hartford Steam Boiler subsidiary, AIG, in turn, paid Willis higher contingent commissions. When Gallagher gave

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(1) For purposes of this Agreement, "Producer" shall mean any insurance broker as that term is defined in Section 2101(c) of the Insurance Law of the State of New York or any independent insurance agent as that term is defined in
Section 2101(b) of the Insurance Law of the State of New York and who offers insurance for a specific product or line from more than one insurer or affiliated group of insurers.

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            AIG first rights of refusal and made sure AIG got its fair share of business, AIG reimbursed Gallagher for some of its employees' salaries, another way to pay Gallagher higher fees.

      e. In some cases AIG did not enter into formal contingent commission agreements with Producers, but agreed instead to subsidize certain of the Producers' expenses. For example, AIG rewarded Gallagher with "hiring subsidies" of $2 million in 2002 and $2.5 million in 2003, to pay for the salaries of certain Gallagher employees. In return, Gallagher agreed to give AIG an exclusive "first right of refusal" for prospective insurance business and to make sure that AIG was successful on a fair share of this business.

      f. In the area of excess casualty insurance, which covers losses above the limits provided by policyholders' primary casualty insurance policies, and in which AIG is a major provider, Marsh, AIG and other insurers rigged the process of bidding for insurance policies and actively deceived clients. AIG underwrote the vast majority of umbrella excess casualty business that was placed through Marsh's Global Broking Excess Casualty Group, and was thus the "incumbent" on most business that came up for renewal. The bid manipulation that AIG and Marsh engaged in generally sought to protect AIG's incumbency and gave AIG an unfair competitive advantage, to the detriment of the insured, whose best interests Marsh was supposed to be serving.

      g. When AIG was the incumbent carrier, or was otherwise chosen by Marsh to win a

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            client's business, Marsh set a target for AIG which included proposed premium and policy terms for AIG's bid as a part of the renewal process. If AIG met this target, or even if it provided a much less favorable bid from the client point of view, Marsh generally arranged for AIG to win the business, regardless of whether AIG, or any other insurance company, could have quoted better terms for the client.

      h. In order to ensure that AIG won business it wanted, Marsh instructed other insurance companies to provide intentionally losing bids that were inferior to those provided by AIG. These losers were known, among other things, as "fake," "backup," "supportive," or "protective quotes." They were also known as "B Quotes" or simply "B's." Once it had secured such quotes, Marsh would present them to clients as bids obtained through a competitive process. This pretense of competition was intended to, and did, give clients the impression that AIG's bid was the best available. It also had the effect of throwing business to AIG, not at terms best for the client, but rather at terms advantageous to AIG. Certain employees of AIG were aware of this arrangement and of the "B Quotes" supplied by other insurers. Set forth below are specific examples:

            i. In March 2002, Marsh set a target price of $690,000 to provide AIG the renewal business for AIG's insured, "Client A." The Marsh employee coordinating the renewal instructed colleagues that "B Quotes" be obtained from Munich and St. Paul insurance companies to ensure that

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                  AIG would win this "[g]ood account." Despite the target price established, toward the end of the month AIG quoted the account at a price of $825,000, or approximately 20% higher than the price at which Marsh had intended AIG to obtain the business. Nonetheless, once AIG quoted higher than the target price, thereby rendering its bid far less attractive and more vulnerable to competition, the Marsh employee sought greater protection for AIG. On March 25, the Marsh employee circulated an email seeking intentionally losing "B quotes" from two additional insurance companies, Zurich and Liberty. With "competitors" submitting losing quotes that made AIG's increased price seem competitive, AIG obtained the client's business at exactly the price AIG quoted.

            ii. AIG's client, "Client B," had its insurance up for renewal in October 2002. Marsh's broking plan, prepared in August 2002 without specifying any target price, called for AIG to win the business and for other insurance companies to submit intentionally losing quotes in support of AIG's quote. After the plan was issued, AIG quoted $475,000, a 111% increase in price over the previous year's premium. The Marsh employee overseeing the placement noted to his Marsh colleagues on September 18, 2003 that "[t]he client is not happy with this price and we have asked AIG for consideration on the premium due to the long term relationship." Despite the client's dissatisfaction, on the very same day the Marsh employee

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                  instructed one Marsh colleague that "[w]e need Zurich to quote
                  . . . for something higher." On September 23, 2003, the Marsh employee further directed another Marsh colleague to "have ACE send an email stating they would quote . . . for $500,000 or higher with a professional liability exclusion and an aircraft products and grounding exclusion." These exclusions were not included in the AIG quote. Just a day later, increasingly concerned about AIG's high bid and the client's unhappiness, the Marsh employee sent an email to colleagues soliciting intentionally losing quotes from two additional insurers to further support AIG's price increase:

                        Guys,

                        AIG quoted [the layer] for $475,000. Premium increase is 111% due to 3MM auto loss AIG paid on this account recently. This is going to be a tough sale so I need some help. Emails would be fine.

                        St. Paul . . .$525,000
                        Liberty Decline Lead
                        ACE . . .$500,000

                        All of these options should have the following exclusions:

                        aircraft products and grounding
                        failure to supply
                        professional responsibility

                  AIG thereafter received the protection of these fake quotes and bound the business at its chosen price, terms and conditions.

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            iii.  For the October 2002 policy renewal of "Client C," AIG submitted a bid 65% higher than what it had charged the previous year. A Marsh employee then informed colleagues that "AIG quoted . . . for $1,300,000 which is in line with the client's expectations," and instructed them "[w]e need email indications as follows: Zurich - 20 x 5 $1,500,000[;] ACE - 5 x 5 $1,100,000." In the same month, when AIG raised its quote by 65% for a different policy, the Marsh employee in charge of getting a purportedly competitive quote from Zurich wrote "AIG has quoted the lead on ["Client D"] @ $320,000 (I am shocked it's only a 65% premium increase), we need Zurich to quote a supportive lead at $365,000. I will fax you our quote confirmation." And also in the same month, a Marsh underwriter sent the following message to a purported competitor of AIG regarding the ["Client E"] account:

                        AIG has quoted:

                        25 x p=$525,000
                        50 x p=$675,000
                        GL attachments 2/4/4
                        AL attachments 2mm

                        Please over price your indications for 25 [x p] or 50 [x p] or both if you can. THIS IS A FAKE QUOTE BOTH OF THEM ARE FAKE.

                  (Emphasis added).

            iv. On December 17, 2002, an ACE assistant vice president of underwriting sent Marsh a fax quoting an annual premium of $990,000 for an excess

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                  casualty insurance policy for one of AIG's insureds, "Client
                  F." Later that day, ACE revised its bid upward to $1,100,000. On the fax cover sheet with the revised bid, ACE's assistant vice president wrote: "Per our conversation attached is revised confirmation. All terms & conditions remain unchanged." An email the next day from the ACE assistant vice president to a superior explained the revision as follows:
                  "Original quote $990,000.... We were more competitive than AIG in price and terms. Marsh requested we increase premium to $1.1M to be less competitive, so AIG does not loose [sic] the business...."

            v. When the time came for "Client G" to renew its excess casualty insurance in April 2003, Marsh set a target price of $470,000 for a particular layer. The target also included the provision that AIG's proposed policy would "maintain silence" on whether its insurance would cover claims for injury resulting from EMF, or electromagnetic fields. AIG chose to provide a less attractive bid from the insured's point of view: not only did it quote $550,000 for the policy, approximately 20% higher than the target at which it was the designated winner, but AIG's quote also included an EMF exclusion. To support AIG's quote, the Marsh employee coordinating the placement nevertheless instructed a colleague, on March 26, 2003, to (1) "get a B quote from Zurich for [Client G] with the EMF exclusion" and (2) "have Zurich provide an e-mail indication in the area of

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                  $650,000." With this supportive bid rigging, AIG obtained the business.

            vi. For one account, "Client H," with a May 2003 renewal, a Marsh employee instructed the underwriter at one of AIG's purported competitors: "Can you email me a protective indication on this. It is an AIG renewal and AIG already quoted it so just give me a bad price with higher per occ. attachment and then we can be done with this."

      i. In some situations where another carrier was the incumbent, or was chosen by Marsh to win a client's business, AIG provided Marsh with intentionally losing bids to present to the clients. For example, in October 2003, an underwriter at AIG described one such intentionally losing bid that AIG provided as follows: "This was not a real opportunity. Incumbent Zurich did what they needed to do at renewal. We were just there in case they defaulted. Broker...said Zurich came in around $750K & wanted us to quote around $900K."

            WHEREAS, based on these allegations and those contained in the Complaint, the Attorney General and the Superintendent allege that AIG unlawfully deceived its policyholders, regulators and other authorities and shareholders by: (a) participating in schemes to steer business; (b) participating in rigging of bids for excess casualty insurance through Marsh;
(c) underreporting to state insurance departments, taxing authorities and other entities the amount of workers compensation premium it collected; (d) providing false and misleading information and responses to regulators, including misrepresentations concerning certain reinsurance

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arrangements; and (e) using fraudulent insurance transactions and "topside"
accounting adjustments to bolster the quality, quantity and stability of its earnings;

            WHEREAS, AIG has been and is continuing to cooperate with the Attorney General's Investigation and the Superintendent's Examination;

            WHEREAS, in the wake of the Complaint, the Attorney General's Investigation and the Superintendent's Examination, AIG has adopted and under this Agreement (the "Agreement") will continue to implement a number of business reforms;

            WHEREAS, the Attorney General and AIG wish to enter into this Agreement to resolve all issues related to AIG in the Complaint and the Attorney General's Investigation (with the exceptions of any conduct or activity relating to the Variable Annuity Life Insurance Company and any other AIG subsidiary which sells variable annuities, and any conduct or activity relating to the marketing, purchase, sale or negotiation of life settlements, including AIG's dealings with life settlement brokers, agents, sellers and investors; notwithstanding the above, this Agreement resolves the allegations relating to the Coventry Life Settlement Trust contained in paragraphs 81-91 of the Complaint);

            WHEREAS, nothing herein shall be construed to apply to any business or operations involving group and individual: (1) fixed and variable life insurance, (2) fixed and variable, immediate and deferred annuities, (3) accidental death and dismemberment insurance, (4) short and long term disability insurance, (5) long term care insurance, (6) accident and health insurance, including vision and dental insurance, (7) credit insurance, (8) involuntary unemployment insurance, (9) guaranteed investment contracts, and (10) funding agreements

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(collectively "AIG's Life Insurance Operations");

            WHEREAS, the Superintendent and AIG simultaneously wish to enter into a Stipulation to resolve all issues related to AIG in the Complaint and the Superintendent's Examination (with the exception of any pending or future examination of American International Group, Inc. and its insurer subsidiaries) ("the Stipulation");

            WHEREAS, AIG is entering into an agreement with the United States Securities and Exchange Commission ("SEC") to provide a fund to compensate investors for alleged injuries related to AIG's accounting and public reporting practices;

            WHEREAS, the Attorney General finds the relief and agreements contained in this Agreement appropriate and in the public interest, and is willing to accept this Agreement as a settlement of the Complaint, and the Attorney General's Investigation (with the exceptions noted above);

            WHEREAS, this Agreement is entered into solely for the purpose of resolving the Complaint and the Attorney General's Investigation (with the exceptions noted above) and is not intended to be used for any other purpose; and

            WHEREAS, AIG neither admits nor denies the above allegations or the allegations contained in the Complaint;

            NOW THEREFORE, AIG and the Attorney General hereby enter into this Agreement with a statement of apology attached as Exhibit 1, and agree as follows:

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                                 MONETARY RELIEF

      A. WORKERS COMPENSATION

      1. AIG shall pay a total of $343.5 million for alleged injury caused by its underpayment of workers compensation premium taxes and all other related fees and assessments including workers compensation residual market assessments for and including tax years 1985 to 1996 but not including workers compensation guaranty fund assessments and any monies owed relating to large deductible policies and related taxes. The $343.5 million will be apportioned as detailed in paragraphs 2, 3 and 4, below. The State of New York shall not consider any portion of this amount to be a fine or penalty.

      2. On or before March 1, 2006, AIG shall pay $87,801 to the State of New York by wire transfer for alleged injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments including workers compensation residual market assessments and guaranty fund assessments for and including tax years 1985 to 1996.

      3. On or before March 1, 2006, AIG shall pay to each of the other forty-nine states and the District of Columbia ("State," or collectively "States") the total listed for that State on Schedule WC-A to this Agreement for alleged injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments for and including tax years 1985 to 1996 but not including workers compensation residual market assessments and guaranty fund assessments. The total amount to be paid to the States pursuant to this paragraph shall be $42,280,740.

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      4. On or before March 1, 2006, AIG shall pay $301,216,234 into a fund created by AIG for the settlement of claims with the States and workers compensation residual market pools, including monopolistic or exclusive State funds, competitive State funds, independent State assigned risk plans, the National Workers' Compensation Reinsurance Pool administered by the National Council on Compensation Insurance, Inc. ("NCCI"), State assigned risk plans administered by the NCCI or another third-party administrator, or other workers compensation residual market mechanisms in which one or more of the States participates, for alleged injury caused by AIG's underpayment of workers compensation residual market assessments for and including tax years 1985 to 1996, and additional amounts arising out of any claim for injury described in paragraph 1, but not set forth in paragraphs 2 and 3 of this Agreement (the "Workers Compensation Fund"). A calculation by State of such underpayments and the interest thereon is attached as Schedule WC-B to this Agreement. In no event shall any of the money in the Workers Compensation Fund be paid directly to an insurance company.

      5. On or before March 1, 2006, AIG shall send a notice to the Attorney General and Insurance Commissioner of each State (the "Workers Compensation Notice"). The Workers Compensation Notice shall be accompanied by: (a) payment owing, if any, pursuant to paragraph 3 above; (b) a copy of this Agreement, its Exhibits and Schedules (including Schedules WC-A and WC-B); (c) a copy of the Stipulation and exhibits; and (d) a cover letter stating that the Workers Compensation Fund described in paragraph 4 above has been created for the settlement of claims arising from AIG's underpayment of workers compensation residual market assessments for and including tax years 1985 to 1996 and setting forth the amount apportioned to

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the noticed State on Schedule WC-B.

      6. The form of the Workers Compensation Notice described in paragraph 5 above shall be subject to the prior approval of the Attorney General and the Superintendent.

      7. The Workers Compensation Fund shall be held by AIG and invested in a designated money market fund subject to the prior approval of the Attorney General and the Superintendent.

      8. Each State which receives a Workers Compensation Notice and which elects to receive a distribution from the Workers Compensation Fund in the amount apportioned to it on Schedule WC-B (a "Participating State," or collectively the "Participating States") shall tender a release in the form attached to this Agreement as Exhibit WC-1 (the "Release") on or before March 1, 2007.

      9. For each Participating State that has tendered a Release pursuant to the preceding paragraph, AIG shall pay the Participating State an amount equal to the amount apportioned to the State on Schedule WC-B plus all investment or interest income earned thereon, within ten business days of receiving the Release.

      10. In the event that any State elects not to participate and does not tender a Release as provided in paragraph 8 above, AIG may use the money remaining in the Workers Compensation Fund as of but not before March 2, 2007 to satisfy any claim for injury caused by AIG's underpayment of workers compensation residual market assessments or workers compensation premium taxes or any other related fees or assessments by a State, a monopolistic or exclusive State fund, a competitive State fund, an independent State assigned risk plan, the

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National Workers' Compensation Reinsurance Pool administered by the NCCI, a
State assigned risk plan administered by the NCCI or other third-party administrator, or other workers compensation residual market mechanism in which one or more of the States participates. In no event shall any money in the Workers Compensation Fund be used to settle other claims before all Participating States have been paid their full distribution from the Fund pursuant to paragraph 9. In no event shall any of the money in the Workers Compensation Fund be paid directly to an insurance company.

      11. If any money remains in the Workers Compensation Fund as of December 31, 2008, it shall be distributed on or before January 31, 2009 on a pro rata basis to the Participating States pursuant to the Participating States' apportioned shares on Schedule WC-B.

      12. The Attorney General shall not seek to impose on AIG any other financial obligation or liability related to any injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments including residual market assessments for and including tax years 1985 to 1996, but not including any monies owed relating to large deductible policies and related taxes.

      13. In no event shall any of the money in the Workers Compensation Fund, or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

      14. In no event shall any of the money in the Workers Compensation Fund, or the investment or interest income earned thereon, be used to pay or considered in the calculation of commissions, administrative or other fees to AIG.

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      15. On or before March 20, 2007, AIG shall file an interim report with the
Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Workers Compensation Fund to date.

      16. On or before March 1, 2009, AIG shall file a report with the Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Workers Compensation Fund including any amounts paid pursuant to paragraph 11.

      B. BID RIGGING - EXCESS CASUALTY POLICYHOLDERS

      17. On or before March 1, 2006, AIG shall pay $375 Million into a fund (the "Excess Casualty Fund") created and held by AIG to be paid to AIG's policyholders who purchased or renewed AIG Excess Casualty policies, excluding Excess Workers Compensation policies) through Marsh during the period from January 1, 2000 through September 30, 2004 (the "Eligible Policyholders"). All of the money paid into the Excess Casualty Fund and any investment or interest income earned thereon shall be paid to Eligible Policyholders pursuant to this Agreement. No portion of the Excess Casualty Fund shall be considered a fine or a penalty.

      18. The Excess Casualty Fund shall be invested in a designated money market fund subject to the prior approval of the Attorney General and the Superintendent.

      19. AIG shall (a) by May 1, 2006 calculate the amount of money each of the Eligible Policyholders paid for excess casualty insurance placed through Marsh with inception or renewal dates during the period from January 1, 2000 through September 30, 2004 (the "Eligible Policies"); (b) within ten days of completing these calculations, file a report with the Attorney General and the Superintendent, certified by an officer of AIG, setting forth: (i) each Eligible

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Policyholder's name and address; (ii) the Eligible Policyholder's Eligible
Policy(ies) purchased or renewed and policy number(s); (iii) the amount the Eligible Policyholder paid in premiums for each such policy; and (iv) the amount each policyholder is eligible to receive which shall equal each policyholder's pro rata share of the Excess Casualty Fund as calculated by multiplying the amount in the Excess Casualty Fund by the ratio of the policyholder's gross written premium for Eligible Policies for the period from January 1, 2000 through September 30, 2004, divided by the total gross written premium for all Eligible Policies; and (c) by May 22, 2006, send a notice to each Eligible Policyholder, setting forth items (ii) through (iv), above, and stating that the amount paid may increase if there is less than full participation by Eligible Policyholders in the Excess Casualty Fund (the "Excess Notice"). The form of the Excess Notice shall be subject to the prior approval of the Attorney General and Superintendent.

      20. Eligible Policyholders who receive an Excess Notice and who voluntarily elect to receive a cash distribution (the "Participating Policyholders") shall tender a release in the form attached hereto as Exhibit 2 on or before October 23, 2006.

      21. On or before November 30, 2006, AIG shall pay each Participating Policyholder the amount that that Participating Policyholder is eligible to receive from the Excess Casualty Fund as set forth in paragraph 19(b)(iv) above, and any interest or investment income earned thereon.

      22. On or before December 27, 2006, AIG shall file an interim report with the Attorney General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Excess Casualty Fund.

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      23. In the event that any Eligible Policyholder elects not to participate or otherwise does not respond to the Excess Notice (the "Non-Participating Policyholders"), the amount that such policyholder was eligible to receive from the Excess Casualty Fund as set forth in paragraph 19(b)(iv) may be used by AIG to satisfy any pending or other claims asserted by policyholders relating to the excess casualty bid rigging or excess casualty steering allegations set forth in this Agreement, provided that in no event shall a distribution be made from the Excess Casualty Fund to any other policyholder until all Participating Policyholders have been paid the full aggregate amount set forth in paragraph 19(b)(iv) above, and any interest or investment income earned thereon; nor shall the total payments from the Excess Casualty Fund to any Non-Participating Policyholder exceed 80% of the amount that Non-Participating Policyholder was originally eligible to receive as set forth in paragraph 19(b)(iv).

      24. If any money remains in the Excess Casualty Fund as of October 1, 2007, any such funds shall be distributed by November 1, 2007 on a pro rata basis to the Participating Policyholders.

      25. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

      26. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of commissions, administrative or other fees to AIG.

      27. On or before November 15, 2007, AIG shall file a report with the Attorney

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General and the Superintendent, certified by an officer of AIG, listing all amounts paid from the Excess Casualty Fund, including any payments subsequent to the payments described in paragraph 22.

      C. FINE

      28. On or before March 1, 2006, AIG shall pay $100 million as a fine, by wire transfer to the State of New York.

                                BUSINESS REFORMS

      29. Within 60 days of the date of this Agreement, AIG shall undertake the following business reforms. AIG will not undertake any transaction for the purpose of circumventing the prohibitions contained in this Agreement.

      30. For purposes of this Agreement, Compensation shall mean anything of material value given to a Producer including, but not limited to, money, credits, loans, forgiveness of principal or interest, vacations, prizes, gifts or the payment of employee salaries or expenses, provided that Compensation shall not mean customary, non-excessive meals and entertainment expenses. AIG shall develop and implement policies for its employees explaining the provisions of this paragraph as part of the Company-wide written standards described in paragraph 42 below. Prior to June 30, 2006, AIG shall submit to the New York Attorney General and the Superintendent a draft of the intended policies.

      31. For purposes of this Agreement, Contingent Compensation is any Compensation contingent upon any Producer: (a) placing a particular number of policies or dollar value of premium with AIG; (b) achieving a particular level of growth in the number of policies placed or

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dollar value of premium with AIG; (c) meeting a particular rate of retention or renewal of policies in force with AIG; (d) placing or keeping sufficient insurance business with AIG to achieve a particular loss ratio or any other measure of profitability; (e) providing preferential treatment to AIG in the placement process, including but not limited to giving AIG last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placements; or (f) obtaining anything else of material value for AIG. This definition does not include Compensation paid to employees of AIG or to AIG's Producers that are captive or are exclusive to AIG with respect to a specific line or product that is clearly and conspicuously identified in marketing materials as AIG's line or product.

      32. COMPENSATION DISCLOSURE. Beginning six months from the date of this Agreement, AIG offices, situated and issuing insurance policies in the United States, shall send a notice accompanying the insured's policy, stating that the insured can review and obtain information relating to AIG's practices and policies regarding Compensation on either a website or from a toll-free telephone number. The information on the website or available through the toll-free number shall be sufficient to inform insureds of the nature and range of Compensation, by insurance product, paid by AIG. No later than four months from the date of this Agreement, AIG shall submit to the Attorney General the proposed format and content of the notice, website and the information available via the toll-free telephone number described in this paragraph. The form and content of the notice, website and information available via the toll-free telephone number shall be subject to the prior approval of the Attorney General. AIG shall commence posting the website and operation of the toll-free telephone number no later than six months after the date of this Agreement.

      33. PROHIBITION ON CONTINGENT COMPENSATION FOR EXCESS CASUALTY. During the period of 2006 through and including 2008, AIG offices situated and issuing policies in the United States shall not pay any Producer Contingent Compensation relating to the placement of any excess casualty insurance policy. In addition, AIG offices situated and issuing policies outside the United States shall not pay any Producer Contingent Compensation relating to the placement of any excess casualty insurance policy issued or renewed to any insured domiciled in the United States, which policy is principally associated with covering property or operations situated in the United States. Subsequent to 2008, excess casualty insurance shall be subject to the provisions of paragraph 39.

      34. AIG shall undertake the business reforms set forth in paragraphs 35-41 for AIG's offices situated and issuing policies in the United States.

      35. Except as set forth in paragraphs 39-41 below, in connection with its issuance, renewal or servicing of insurance policies through a Producer, AIG shall pay as Compensation only a specific dollar amount or percentage commission on the premium set at the time of each purchase, renewal, placement or servicing of a particular insurance policy.

      36. PROHIBITION ON PAY-TO-PLAY. AIG shall not offer to pay or pay, directly or indirectly, any Producer any Compensation in connection with the Producer's solicitation of bids for the Producer's clients.

      37. PROHIBITION ON BID RIGGING. AIG shall not directly or indirectly knowingly offer or provide to any Producer any false, fictitious, artificial, `B' or "throw away" quote or indication. Nothing herein shall preclude AIG from offering to provide or providing any bona fide quote or indication.

      38. PROHIBITION ON LEVERAGING. AIG shall not make any promise or commitment to use any Producer's brokerage, agency, producing or consulting services, including reinsurance brokerage, agency or producing services, contingent upon any of the factors listed in paragraph 31 (a)-(f) above.

      39. ADDITIONAL LIMITATIONS ON CONTINGENT COMPENSATION. Within 30 days of receipt of a notice from the Attorney General that the Attorney General has made a determination, based on market share information available from the National Association of Insurance Commissioners ("NAIC") or A.M. Best Company (or another agreed upon third-party source of market share data if such data is not available from NAIC or A.M. Best for a given insurance line (or product/segment)), that(a) insurers who do not pay Contingent Compensation in a given insurance line (or product/segment) including but not limited to direct writers and insurers that employ only captive agents in the given insurance line (or product/segment) and (b) insurers who have signed agreements with the Attorney General containing this paragraph as applied to them, together represent more than 65% of the national gross written premiums in the given insurance line (or product/segment) in the calendar year for which market share data is most recently available (the "Notice"), AIG shall stop paying Contingent Compensation for such insurance line (or product/segment) beginning on January 1 of the next calendar year following the date of the Notice. If, in any given calendar year after the date of the Notice described above, the market share used in the Notice falls below 60%, AIG shall notify the Attorney General of the change. If, within 60 days, the Attorney General does not object to AIG's determination that the market share used in the Notice is below 60%, any prohibition on Contingent Compensation described in the Notice shall cease. If the Attorney General does object to AIG's determination, the Attorney General shall set forth the reasons for such objections in a written notice to AIG within 60 days of AIG's notification to the Attorney General. Resort to court action to resolve a dispute related to the determination of market share or the determination that a given insurer does not pay Contingent Compensation under this paragraph shall not be deemed a violation of this Agreement.

      40. Except as provided in paragraph 33, in any insurance line or product in which AIG paid Contingent Compensation for the 2004 calendar year or any part thereof, AIG may continue to pay Contingent Compensation until the receipt of a Notice from the Attorney General that the conditions described in paragraph 39 above have been met. Following receipt of a Notice, AIG may continue to pay any Contingent Compensation accrued or accruing until the end of the calendar year. In no event shall any provisions in paragraphs 39, 40 and 41 be construed to require AIG to take any action that would cause AIG to be in breach of an agreement that is in force as of the date of this Agreement.

      41. AIG agrees not to commence the paying of Contingent Compensation in any insurance line (or product/segment) in which it did not pay Contingent Compensation for the 2004 calendar year or any part thereof and where the Attorney General has sent a Notice pursuant to paragraph 39 above. In the event that AIG intends to enter into any agreement potentially obligating it to make Contingent Compensation payments for any insurance line (or product/segment) in which it did not pay Contingent Compensation for the 2004 calendar or any part thereof, AIG agrees to give the Attorney General written notice and a copy of the intended agreement at least 60 days prior to the execution of any such agreement.

      42. STANDARDS OF CONDUCT AND TRAINING. AIG shall implement Company-wide written standards of conduct regarding Compensation paid to Producers, consistent with the terms of this Agreement, subject to approval of the Attorney General and Superintendent, which implementation shall include, inter alia, appropriate training of relevant employees, including but not limited to training in business ethics, professional obligations, conflicts of interest, antitrust and trade practices compliance, and record keeping.

      43. AIG agrees to support legislation and regulations to abolish Contingent Compensation for insurance products or lines. AIG further agrees to support legislation and regulations requiring greater disclosure of Compensation.

      44. AIG shall not engage or attempt to engage in violations of Executive Law Section 63 (12), the Donnelly Act (Gen. Bus. Law Section 340 et seq.), the Martin Act (Gen. Bus. Law Section 352-c) and New York Insurance Law.

      45. This Agreement is contingent upon AIG reaching agreement with the SEC to resolve the SEC's investigation of AIG's accounting and public reporting practices. This Agreement will not be binding and will not go into effect unless and until AIG reaches such agreement with the SEC. In any event, if AIG does not reach such agreement with the SEC by February 24, 2006, this Agreement will be null and void.

      46. RETENTION OF A CONSULTANT. Pursuant to the agreement with the SEC, American International Group, Inc. will retain, pay for, and enter into an agreement with a consultant, not unacceptable to the SEC, in consultation with the Attorney General and Superintendent, to conduct a comprehensive examination and review of the areas specified below and to make recommendations to the Board of Directors of American International Group, Inc., SEC, Attorney General and Superintendent (the "Consultant"). The Consultant's compensation and expenses shall be borne exclusively by American International Group, Inc. The agreement shall provide that the Consultant examine:

            a. American International Group, Inc.'s internal controls over financial reporting (the Consultant may, if appropriate, rely on American International Group, Inc.'s independent accountant's attestation and report on management's assessment of the effectiveness of American International Group, Inc.'s internal control structure and procedures pursuant to Section 404 of the Sarbanes-Oxley Act);

            b. The organization and reporting structure of American International Group, Inc.'s internal audit department and American International Group, Inc.'s disclosure committee (which is described in Exhibit A to American International Group, Inc.'s Consent and Undertakings to be entered with the
                  SEC);

            c. The policies, procedures and effectiveness of American International Group, Inc.'s regulatory, compliance and legal functions, including the operations of any committees established to review and approve transactions or for the purpose of preventing the recording of transactions or financial reporting results in a manner inconsistent with Generally

                  Accepted Accounting Principles ("GAAP") and Statements of Statutory Accounting Principles ("SSAP");

            d. American International Group, Inc.'s records management and retention policies and procedures;

            e. The adequacy of whistleblower procedures designed to allow employees and others to report confidentially matters that may have bearing on the company's financial reporting obligations;

            f. American International Group, Inc.'s training and education program described below;

            g. The reforms that American International Group, Inc. has implemented that are set forth in Exhibit A to American International Group, Inc.'s Consent to be entered into with the SEC; and

            h. The adequacy and effectiveness of the remediation plan described below.

      47. CONSULTANT'S REPORTING OBLIGATIONS. The Consultant shall issue a report to the SEC, Attorney General, Superintendent and American International Group, Inc.'s Board of Directors within three months of appointment, provided, however, that the Consultant may seek to extend the period of review for one or more additional three-month terms by requesting such an extension from the SEC. The SEC shall have discretion, after consultation with the Attorney General and Superintendent, to grant such extensions as it deems reasonable and warranted.

            a. The Consultant's report shall set forth the Consultant's recommendations regarding best practices in the areas specified in paragraph 46 (a)-(h) above, including the Consultant's recommendations for any changes in or improvements to American International Group, Inc.'s policies and procedures that the Consultant reasonably deems necessary to conform to the law and best practices, and a procedure for implementing the recommended changes in or improvements to American International Group, Inc.'s policies and procedures.

            b. American International Group, Inc. shall adopt all recommendations contained in the report of the Consultant, referred to in paragraph 47(a) above, provided, however, that within forty-five days of receipt of the report, American International Group, Inc. shall in writing advise the Consultant, the SEC, the Attorney General and Superintendent of any recommendations that it considers to be unnecessary or inappropriate. With respect to any recommendation that American International Group, Inc. considers unnecessary or inappropriate, American International Group, Inc. need not adopt that recommendation at that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.

            c. As to any recommendation with respect to American International Group, Inc.'s policies and procedures on which American International Group, Inc. and the Consultant do not agree, such parties shall attempt in good faith to reach an agreement within ninety days of the issuance of the Consultant's report. In the event American International Group, Inc. and the Consultant are unable to agree on an alternative proposal acceptable to the SEC, after consultation with the Attorney General and Superintendent, American International Group, Inc. will abide by the determinations of the Consultant.

            d. American International Group, Inc. shall retain the Consultant for a period of three years from the date of appointment in accordance with the provisions of paragraph 48 below. Once the Consultant's recommendations become final, the Consultant shall oversee the implementation of such recommendations and provide a report to the SEC, Attorney General and Superintendent and to American International Group, Inc.'s Board of Directors every three months concerning the progress of such implementation. If, at the conclusion of this three-year period, less than all recommended reforms have been substantially implemented for at least two successive quarters, the SEC may, in its discretion, after consultation with the Attorney General and Superintendent, direct American International Group, Inc. to extend the Consultant's term of appointment until such time as all recommended reforms have been substantially implemented for at least two successive quarters.

      48. TERMS OF RETENTION. American International Group, Inc. will submit to the SEC a proposal setting forth the identity, qualifications, and proposed terms of retention of the

Consultant. The SEC, within thirty days of such notice will either (1) deem American International Group, Inc.'s choice of Consultant and proposed terms of retention acceptable or (2) require American International Group, Inc. to propose an alternative Consultant and/or revised proposed terms of retention within fifteen days. This process will continue, as necessary, until American International Group, Inc. has selected a Consultant and retention terms that are not unacceptable to the SEC. American International Group, Inc. shall enter into an agreement with the Consultant that shall contain the following terms:

            a. The Consultant shall provide the SEC, Attorney General, Superintendent and American International Group, Inc.'s Board of Directors with such documents or other information concerning the areas identified in paragraph 46 above, as any of them may request during the pendency or at the conclusion of the review.

            b. The Consultant shall have reasonable access to all of the books and records of American International Group, Inc. and its subsidiaries and the ability to meet privately with personnel of American International Group, Inc. and its subsidiaries. American International Group, Inc. may not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing the Consultant with contemporaneous documents or other information related to the matters that are the subject of the review. American International Group, Inc. shall instruct and otherwise encourage its officers, directors, and employees to cooperate fully with the review conducted by the Consultant, and inform its officers, directors, and employees that failure to cooperate with the review will be grounds for dismissal, other disciplinary actions, or other appropriate actions.

            c. The Consultant shall have the right, as reasonable and necessary in his or her judgment, to retain, at American International Group, Inc.'s expense, attorneys, accountants, and other persons or firms, other than officers, directors, or employees of American International Group, Inc., to assist in the discharge of his or her obligations under the undertakings. American International Group, Inc. shall pay all reasonable fees and expenses of any persons or firms retained by the Consultant. To the extent the Consultant seeks to retain an accounting firm, he or she shall choose an accounting firm in consultation with the SEC.

            d. The Consultant shall make and keep notes of interviews conducted, and keep a copy of documents gathered, in connection with the performance of his or her responsibilities, and require all persons and firms retained to assist the Consultant to do so as well.

            e. The Consultant's relationship with American International Group, Inc. shall not be treated as one between an attorney and client. The Consultant will not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing any information obtained in the review sought by the SEC, Attorney General or Superintendent.

            f. If the Consultant determines that he or she has a conflict with respect to one or more of the areas described in paragraph 46 or otherwise, he or she shall delegate his or her responsibilities with respect to that subject to a person who is chosen by the Consultant and who is not unacceptable to the SEC.

            g. For the period of engagement and for a period of two years from completion of the engagement, the Consultant shall not enter into any employment, consulting, attorney-client, auditing or other professional relationship with American International Group, Inc., or any of its present or former subsidiaries or affiliates, directors, officers, employees, or agents acting in their capacity as such; and shall require that any firm with which the Consultant is affiliated or of which the Consultant is a member, or any person engaged to assist the Consultant in performance of the Consultant's duties, without prior written consent of the SEC, not enter into any employment, consulting, attorney-client, auditing or other professional relationship with American International Group, Inc., or any of its present or former subsidiaries or affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. For the purposes of this section, representation of a person or firm insured by American International Group, Inc. shall not be deemed a professional relationship with American International Group, Inc.

            h. American International Group, Inc., including the Board of Directors and committees of the Board of Directors of American International Group, Inc., shall not assert, or permit its subsidiaries to assert, the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing to the Consultant any documents, information, or testimony that American International Group, Inc. provided to the SEC, Attorney General or Superintendent which the Consultant has deemed necessary for his or her review.

            i. The Consultant shall treat and maintain information of American International Group, Inc. and its subsidiaries as strictly confidential and shall not disclose such information other than to the SEC, Attorney General, and Superintendent and to the Consultant's personnel, agents or representatives who need to know such information for the purpose of the review contemplated herein, or as otherwise required by law.

            j. At the conclusion of the Consultant's engagement, subject to the approval of the SEC, after consultation with the Attorney General and Superintendent, the Consultant shall return to American International Group, Inc. all documents reflecting or referring to non-public business and financial information of American International Group, Inc. and its subsidiaries.

49.   ADDITIONAL UNDERTAKINGS.

      a. American International Group, Inc. will draft a remediation plan consisting of (i) steps to address and correct the causes of the material weaknesses in internal controls over financial reporting as identified in the 2004 Form 10-K; (ii) a program to test the operational effectiveness of new or enhanced controls; and (iii) completion of management's testing of the relevant significant controls.

      b. American International Group, Inc. agrees that it will establish and maintain a training and education program, completion of which will be required for (i) officers, executives, and employees of American International Group, Inc. and its subsidiaries who are involved in the oversight of accounting and financial reporting functions; (ii) all employees in American International Group, Inc.'s legal division with responsibility for or oversight of American International Group, Inc.'s accounting, financial reporting or disclosure obligations; and (iii) other senior officers and executives of American International Group, Inc. and its subsidiaries, as proposed by American International Group, Inc. and approved by the Consultant (collectively, the "Mandatory Participants").

      c. The structure and operation of the training and education program shall be reviewed and approved by the Consultant. The training and education program shall be designed to cover, at a minimum, the following: (i) the obligations imposed on American International Group, Inc. by federal and state securities law, including American International Group, Inc.'s financial reporting and disclosure obligations; (ii) the financial reporting and disclosure obligations imposed on American International Group, Inc. and its subsidiaries by New York state insurance law; (iii) proper internal accounting controls and procedures; (iv) discovering and recognizing accounting practices that do not conform to GAAP or SSAP or that are otherwise improper; and (v) the obligations assumed by, and responses expected of the Mandatory Participants upon learning of improper, illegal or potentially illegal acts relating to American International Group, Inc.'s accounting and financial reporting. The Board of Directors shall communicate to Mandatory Participants, in writing or by video, its endorsement of the training and education program.

      50. To the extent that any of the provisions of the SEC agreement described in paragraph 45 conflict with the provisions in paragraphs 46 through 49 of this Agreement, the provisions of the SEC agreement will replace such provisions in paragraphs 46 through 49 of this Agreement.

                        REINSURANCE REPORTING OBLIGATIONS

      51. For a period of five years beginning May 1, 2006, AIG will provide annually by May 1 of each year to the Superintendent a report, in a format approved by the Superintendent, that includes:

      a. A review of ceded and assumed reinsurance of AIG's property/casualty insurers required to file statutory financial statements on the NAIC blanks (the "Property/Casualty Insurers") verifying that all contracts comply with SSAP 62 and 75 and the new NAIC disclosure and attestation requirements including the attestation that with respect to all reinsurance contracts for which the reporting entity is taking credit on its current financial statements, to the best of AIG's knowledge and belief, after diligent inquiry and unless noted as an exception under the attestation requirement:

            i. Consistent with SSAP 62, there are no separate written or oral agreements between the reporting entity (or its affiliates or companies it controls) and the assuming reinsurer that would under any circumstances, reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the reinsurance contract, other than inuring contracts that are explicitly defined in the reinsurance contract except as disclosed;

            ii. For each such reinsurance contract entered into, renewed or amended on or after January 1, 1994, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP 62 and 75, is available for review;

            iii. The reporting entity complies with all the requirements set forth in

                  SSAP 62 and 75, and any supporting documentation is available for review;

            iv. The reporting entity has appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP 62 and 75.

      b. A list of all its affiliated insurers, categorized by domicile, whether controlled through ownership or otherwise under the Insurance Law. The list shall include the percentage of ownership or other means by which AIG controls the affiliated insurer.

      c. A list of its ownership of five percent or more of the voting shares of any non-affiliated insurer entities.

      d. A list of non-affiliated insurers to whom AIG's Property/Casualty Insurers have ceded business during the preceding calendar year either directly, or through retrocession agreements if known, excluding those captive reinsurance entities that do not accept third party business, where the business ceded represents fifty percent or more of the entire direct and assumed premium written by the insurer, based upon such insurer's most recent publicly available financial statements.

      e. A list disclosing any letter of credit for which an AIG insurer is the beneficiary and AIG or an AIG subsidiary is directly or indirectly guaranteeing or providing collateral for the letter of credit or incurring the cost, except for parental letters of credit in accordance with New York

            State Insurance Department ("Department") Regulation 20.

Such report shall be certified by the Chief Reinsurance Officer and the Chief Executive Officer of American International Group, Inc. and a copy of such report shall be submitted to the Audit Committee of AIG.

      52. The Chief Reinsurance Officer will maintain approved lists of reinsurers. AIG will not cede insurance to any reinsurer not set forth on those lists. Such lists will be available to the Superintendent upon examination. All approved reinsurance relationships will be reviewed by the Chief Reinsurance Officer and such review will include a written determination of whether the reinsurance entity is affiliated or controlled (by ownership, by contract or otherwise) by AIG.

      53. AIG agrees not to enter into any arrangement, transaction or relationship with a reinsurer that has characteristics similar to those of Coral Re, Union Excess or Richmond.

                       COOPERATION WITH THE SUPERINTENDENT

      54. AIG will maintain and provide to the Superintendent, upon the Superintendent's request, complete underwriting files, including correspondence and e-mails, and risk transfer analysis to the extent required by SSAP 62 relating to all reinsurance ceded or assumed by AIG. AIG will authorize its independent auditors and direct its internal auditors to make available to the Superintendent upon request all workpapers of its auditors, including but not limited to all Schedules of Unadjusted Differences.

      55. AIG will file all holding company transactions in a timely manner in compliance with Article 15 of the New York Insurance Law and Department Regulation 52. The

Superintendent and AIG will agree upon a filing methodology that will recognize efficiencies in such compliance.

      56. The Chairs of the Audit Committee and the Regulatory, Compliance and Legal Committee of the Board will meet with the Superintendent and/or a designated official of the Department on an annual basis or more frequently as deemed necessary by the Department. The Chair of the Regulatory Compliance and Legal Committee will serve as the Department's contact for all AIG examinations and such meetings.

      57. AIG will cooperate fully on all examinations and on all other regulatory requests and will respond to all Department inquiries in a prompt, timely and complete manner. AIG will provide appropriate staff during examinations in order to provide timely responses. Failure to respond to the Department in a timely manner will constitute violations of this Agreement and the Insurance Law. Any issues that relate to the timeliness of the responses shall be reported to the Chief Financial Officer.

      58. AIG will provide the Superintendent with all copies of its remediation plans and regular progress reports relating to its remediation plans to address significant deficiencies in internal controls over financial reporting.

      59. AIG has taken appropriate remedial actions with respect to certain employees in management and in the underwriting, accounting, auditing, actuarial and financial reporting functions who were involved in the allegations of the Complaint and has reviewed such actions with the Superintendent.

                      COOPERATION WITH THE ATTORNEY GENERAL

      60. AIG shall fully and promptly cooperate with the Attorney General with regard to his Investigation, and related proceedings and actions, of any other person, corporation or entity, including but not limited to AIG's current and former employees, concerning the insurance industry. AIG shall use its best efforts to ensure that all its officers, directors, employees, and agents also fully and promptly cooperate with the Attorney General in this Investigation and related proceedings and actions. Cooperation shall include without limitation: (a) production voluntarily and without service of subpoena of any information and all documents or other tangible evidence reasonably requested by the Attorney General, and any compilations or summaries of information or data that the Attorney General reasonably requests be prepared; (b) without the necessity of a subpoena, having AIG's officers, directors, employees and agents attend any proceedings at which the presence of any such persons is requested by the Attorney General and having such persons answer any and all inquiries that may be put by the Attorney General (or any of the Attorney General's deputies, assistants or agents) to any of them at any proceedings or otherwise ("proceedings" include but are not limited to any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); (c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by the Attorney General concerning any fraudulent or criminal conduct whatsoever about which it has any knowledge or information; (d) in the event any document is withheld or redacted on grounds of privilege, work-product or other legal doctrine, a statement shall be submitted in writing by AIG indicating: (i) the type of document; (ii) the date of the document; (iii) the author and recipient of the document; (iv) the general subject matter of the document; (v) the reason for withholding the document; and (vi) the Bates number or range of the withheld document. The Attorney General may challenge such claim in any forum of its choice and may, without limitation, rely on all documents or communications theretofore produced or the contents of which have been described by AIG, its officers, directors, employees, or agents; and (e) AIG shall not jeopardize the safety of any investigator or the confidentiality of any aspect of the Attorney General's Investigation, including sharing or disclosing evidence, documents, or other information with others during the course of the investigation, without the consent of the Attorney General. Nothing herein shall prevent AIG from providing such evidence to other regulators, or as otherwise required by law.

      61. AIG shall comply fully with the terms of this Agreement. If AIG violates the terms of paragraph 60 in any material respect, as determined solely by the Attorney General: (a) the Attorney General may pursue any action, criminal or civil, against any entity for any crime it has committed, as authorized by law, without limitation; (b) as to any criminal prosecution brought by the Attorney General for violation of law committed within six years prior to the date of this Agreement or for any violation committed on or after the date of this Agreement, AIG shall waive any claim that such prosecution is time barred on grounds of speedy trial or speedy arraignment or the statute of limitations.

                                OTHER PROVISIONS

      62. AIG, the Board of Directors of AIG, and the Audit Committee will review its relationship with AIG's independent outside auditors on a yearly basis and will conduct a Request For Proposal procedure for its independent auditors in connection with its 2008 fiscal year. Such review shall be made available to the Superintendent.

      63. AIG will review its holding company structure with the goal to reducing and simplifying the structure. A report detailing this review and its conclusions shall be provided to the Superintendent by June 1, 2006.

      64. AIG has agreed to restate its 2004 statutory financial statements to properly account for the Union Excess and Richmond transactions identified in the Complaint as well as additional transactions pursuant to its agreement with the Superintendent and other state insurance regulators.

      65. AIG agrees to review all of its communications with state insurance regulators to ensure full and complete disclosure.

      66. AIG shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Agreement.

      67. None of the provisions of this Agreement shall apply to AIG's Life Insurance Operations.

      68. None of the provisions of this Agreement shall apply to 21st Century Insurance Group or Transatlantic Holdings Inc. AIG shall not enter into any transaction with either of these entities, or engage in any conduct by virtue of its ownership interests therein for the purpose of circumventing any provision of this Agreement.

      69. The Attorney General will promptly file a Stipulation Discontinuing Action with Prejudice, in the form attached hereto as Exhibit 3, voluntarily dismissing the Complaint with prejudice as to American International Group, Inc., and will not initiate a new case against AIG related to the matters set forth in the Complaint and this Agreement or uncovered to date by the Attorney General's Investigation, provided, however, that this Paragraph shall not be construed to include any conduct or activity relating to the Variable Annuity Life Insurance Company and any other AIG subsidiary which sells variable annuities and any conduct or activity relating to the marketing, purchase, sale or negotiation of life settlements, including AIG's dealings with life settlement brokers, agents, sellers and investors or any conduct or activity relating to AIG's Life Insurance Operations. Notwithstanding the above, this Agreement resolves the allegations relating to the Coventry Life Settlement Trust contained in paragraphs 81-91 of the Complaint. The Attorney General shall not seek to impose on AIG any other financial obligation or liability related to the allegations of excess casualty bid rigging or steering contained in this Agreement.

      70. The Attorney General agrees that any prior approval required under the terms of this Agreement shall not be unreasonably withheld.

      71. This Agreement is not intended to disqualify AIG, or any current employees of AIG, from engaging in any business in New York or in any other jurisdiction. Nothing in this Agreement shall relieve AIG's obligations imposed by any applicable state insurance law or regulations or other applicable law.

      72. This Agreement shall not confer any rights upon any persons or entities besides the Attorney General and AIG.

      73. AIG shall maintain custody of, or make arrangements to have maintained, all documents and records of AIG related to this matter for a period of not less than six years.

      74. The Attorney General of the State of New York may make such application as appropriate to enforce or interpret the provisions of this Agreement, or in the alternative, maintain any action, either civil or criminal, for such other and further relief as the Attorney General may determine is proper and necessary for the enforcement of this Agreement. If compliance with any aspect of this Agreement proves impracticable, AIG reserves the right to request that the parties modify the Agreement accordingly.

      75. In any application or in any such action, facsimile transmission of a copy of any papers to current counsel for AIG shall be good and sufficient service on AIG unless AIG designates, in a writing to the Attorney General, another person to receive service by facsimile transmission.

      76. Facsimile transmission of a copy of this Agreement to counsel for AIG shall be good and sufficient service on AIG.

      77. This Agreement shall be governed by the laws of the State of New York without regard to conflict of laws principles.

      78. This Agreement may be executed in counterparts.

      WHEREFORE, the following signatures are affixed hereto on this 18th day of January, 2006.

ELIOT SPITZER
Attorney General of the State of New York

/s/ Eliot Spitzer
_____________________________________________
Office of the New York State Attorney General
120 Broadway, 25th Floor
New York, New York 10271

AMERICAN INTERNATIONAL GROUP, INC.

By: /s/ Martin J. Sullivan
    ________________________________________
Martin J. Sullivan
President and Chief Executive Officer
American International Group, Inc.
70 Pine Street
New York, New York 10270

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

By: /s/ Martin Flumenbaum
    -------------------------------
Martin Flumenbaum
1285 Avenue of the Americas
New York, NY 10019
Attorneys for AIG

                                    EXHIBIT 1

      "AIG regrets and apologizes for the conduct that led to the action brought by the New York Attorney General and the New York Superintendent of Insurance and to today's settlement. Providing incorrect information to the investing public and to regulators was wrong and is against the values of our current leadership and employees.

      In response to these events, and to the guilty pleas of our own employees and others, as part of today's settlement, we have and are continuing to aggressively implement business reforms to prevent this conduct from recurring. We are committed to business practices that provide transparency and fairness in the insurance markets. As part of our commitment, among other things, we have agreed not to pay contingent commissions for excess casualty insurance and will support legislation to eliminate contingent commission payments."

                                  EXHIBIT W C-1

                                     RELEASE

            For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [the undersigned] for [State], and on behalf of [Workers Compensation Residual Market Pool(s)] and administrators thereof ("Releasors"), hereby releases and discharges American International Group, Inc. ("AIG") and its subsidiaries, agents, representatives, officers, predecessors and each of its present and former officers, directors, and employees, and attorneys, except for those individuals named as defendants in THE PEOPLE OF THE STATE OF NEW YORK, by ELIOT SPITZER, Attorney General of the State of New York, and HOWARD MILLS, Superintendent of Insurance of the State of New York v. American International Group, Inc. et al., Index No. 05-401720 ("Releasees") from and against any claims, liabilities, actions, causes of action whether asserted or unasserted, suits, debts, dues, sums of money, accounting, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, penalties, claims and demands of any and every character, kind and nature whatsoever in law, admiralty, or equity, whether known or unknown, pending or not pending, and whether or not concealed or hidden which against the Releasees the Releasors ever had, now have, or hereafter can, shall, or may have with respect to:

            (1) Alleged injury caused by AIG's underpayment of workers compensation premium taxes and all other related fees and assessments including workers compensation residual market assessments for and including tax years 1985 to 1996 but not including workers compensation guaranty fund assessments and any monies owed relating to large deductible policies and related taxes;

            (2) Any breach or violation of any provision of any agreement, including any reinsurance agreement, entered into between AIG and [Workers Compensation Residual Market Pool(s)] or the administrators thereof, relating to paragraph (1) above; and

            (3) Any other claim relating to Releasee's participation in [Workers Compensation Residual Market Pool(s)] relating to paragraph (1) above.

            [The undersigned] hereby represents and warrants that s/he has all requisite authority to execute this Release on behalf of [State] and [Workers Compensation Residual Market Pool(s)] and the administrators thereof, and that [Workers Compensation Residual Market Pool(s)] shall be deemed to have given the release provided for herein to the same extent as if it was a signatory to this agreement.

Dated:__________________________________

RELEASOR:_______________________________

By:_____________________________________

Print Name:_____________________________

Title:__________________________________

                                  SCHEDULE WC-A

                        WORKERS COMPENSATION PREMIUM TAX

STATE                   UNDER (OVER) PAYMENT      INTEREST(1)    STATE TOTAL
-----                   --------------------      -----------    -----------
Alabama                ($       962,800)          $         0    $         0

Alaska                 ($        17,595)          $         0    $         0

Arizona                 $       976,663           $ 1,603,986    $ 2,580,649

Arkansas                $       262,797           $   457,323    $   720,120

California              $     3,084,036           $ 4,784,811    $ 7,868,847

Colorado                $       430,211           $   758,146    $ 1,188,357

Connecticut            ($       135,790)          $         0    $         0

Delaware                $        63,223           $    81,734    $   144,957

District of Columbia   ($        17,971)          $         0    $         0

Florida                 $     1,722,927           $ 3,234,446    $ 4,957,373

Georgia                 $       632,367           $ 1,271,093    $ 1,903,460

Hawaii                  $        99,176           $   272,458    $   371,634

Idaho                   $        13,911           $    86,693    $   100,604

Illinois               ($       394,200)          $         0    $         0

Indiana                ($       399,366)          $         0    $         0

Iowa                    $        18,869           $    31,767    $    50,636

Kansas                  $       143,304           $   267,294    $   410,598

Kentucky               ($         5,386)          $    19,104(2) $    13,718

Louisiana               $       357,044           $   732,476    $ 1,089,520

Maine                   $        42,823           $    93,828    $   136,651

Maryland                $       617,300           $ 1,162,300    $ 1,779,600

Massachusetts           $       283,678           $   572,275    $   855,953

Michigan                $     1,854,325           $ 3,425,159    $ 5,279,484

Minnesota               $       201,118           $   401,773    $   602,891

Mississippi             $        33,196           $    61,917    $    95,113

Missouri               ($         1,500)          $    21,635(2) $    20,135

Montana                 $         9,318           $    18,741    $    28,059

Nebraska                $        72,748           $   115,655    $   188,403

Nevada                 ($        50,476)          $         0    $         0

New Hampshire           $        65,374           $   120,117    $   185,491

New Jersey             ($       262,559)          $         0    $         0

New Mexico             ($        61,215)          $         0    $         0

New York                $        20,219           $    67,582    $    87,801

North Carolina          $       119,537           $   336,764    $   456,301

North Dakota           ($         5,541)          $         0    $         0

Ohio                   ($       730,792)          $         0    $         0

Oklahoma                $       379,230           $   535,686    $   914,916

Oregon                  $       100,050           $   261,851    $   361,901

Pennsylvania            $       700,445           $ 1,113,168    $ 1,813,613

Rhode Island            $     1,013,556           $ 1,950,194    $ 2,963,750

South Carolina          $        47,750           $    96,067    $   143,817

South Dakota           ($        63,019)          $         0    $         0

Tennessee              ($        58,574)          $         0    $         0

Texas                   $     1,399,131           $ 2,135,832    $ 3,534,963

US                     ($     5,520,088)          $         0    $         0

Utah                    $       327,625           $   628,903    $   956,528

Vermont                 $       188,176           $   332,375    $   520,551

Virginia               ($       877,159)          $         0    $         0

Washington             ($        18,573)          $         0    $         0

West Virginia           $        12,191           $    14,335    $    26,526

Wisconsin               $         5,334           $    10,287    $    15,621

Wyoming                ($        15,773)          $         0    $         0

                                                  TOTAL:         $42,368,541

(1) Interest applied at the average of the historical 30-Year Treasury Note, 10-Year Treasury Note and Prime rates; interest begins 18 months after the first-year mid-point and was compounded.

(2) Overall, AIG overpaid premium taxes in this State for the relevant period. However, interest on earlier underpayments is greater than the overpayment.

                                  SCHEDULE WC-B

                WORKERS COMPENSATION RESIDUAL MARKET ASSESSMENTS

STATE                 UNDER (OVER) PAYMENT    INTEREST(1)   STATE TOTAL
-----                 --------------------    -----------   -----------
Alabama                 $  4,001,141        $  7,375,728    $ 11,376,869

Alaska                  $     86,828        $    136,648    $    223,476

Arizona                 $    387,245        $    810,904    $  1,198,149

Arkansas                $     70,642        $    103,275    $    173,917

California              $    427,511        $    866,356    $  1,293,867

Colorado                $      4,912        $     21,703    $     26,615

Connecticut             $    925,405        $  1,833,038    $  2,758,443

Delaware                $    112,621        $    200,426    $    313,047

District of Columbia    $     39,313        $     79,683    $    118,996

Florida                 $ 17,772,164        $ 35,067,156    $ 52,839,320

Georgia                 $  1,641,480        $  3,192,461    $  4,833,941

Hawaii                  $    126,836        $    354,919    $    481,755

Idaho                   $     45,319        $     99,698    $    145,017

Illinois                $    632,228        $  1,255,314    $  1,887,542

Indiana                 $    268,868        $    508,904    $    777,772

Iowa                    $    136,591        $    261,937    $    398,528

Kansas                  $  1,006,145        $  1,883,683    $  2,889,828

Kentucky                $  1,651,591        $  3,050,282    $  4,701,873

Louisiana               $ 10,623,535        $ 23,210,037    $ 33,833,572

Maine                   $  2,642,572        $  5,829,104    $  8,471,676

Maryland                $    175,903        $    354,474    $    530,377

Massachusetts           $ 10,841,027        $ 22,749,474    $ 33,590,501

Michigan                $    824,755        $  1,796,118    $  2,620,873

Minnesota               $    228,707        $    410,218    $    638,925

Mississippi             $    577,545        $  1,164,253    $  1,741,798

Missouri                $    754,892        $  1,463,353    $  2,218,245

Montana                 $        180        $        614    $        794

Nebraska                $    234,816        $     420,273    $    655,089

Nevada                  $     29,332        $      66,812    $     96,144

New Hampshire           $    600,781        $   1,138,476    $  1,739,257

New Jersey              $  4,201,737        $   7,809,105    $ 12,010,842

New Mexico              $    295,156        $     705,331    $  1,000,487

New York               ($    225,250)       $           0    $          0

North Carolina          $  1,502,567        $   2,687,353    $  4,189,920

North Dakota            $        535        $       1,013    $      1,548

Ohio                   ($     66,801)       $           0    $          0

Oklahoma                $     13,699        $      24,008    $     37,707

Oregon                  $     98,575        $     184,569    $    283,144

Pennsylvania            $    532,452        $   1,056,135    $  1,588,587

Rhode Island            $ 33,718,852        $  63,992,772    $ 97,711,624

South Carolina          $    241,465        $     485,009    $    726,474

South Dakota            $     21,159        $      48,000    $     69,159

Tennessee               $  2,114,618        $   3,589,079    $  5,703,697

Texas                  ($    393,790)       $           0    $          0

US                      $    467,709        $     656,462    $  1,124,171

Utah                    $     13,917        $      33,769    $     47,686

Vermont                 $  1,453,174        $   2,599,420    $  4,052,594

Virginia               ($  1,719,903)       $           0    $          0

Washington              $     18,125        $      45,429    $     63,554

West Virginia           $      9,991        $      13,924    $     23,915

Wisconsin              ($      4,095)       $           0    $          0

Wyoming                 $      1,564        $       3,355    $      4,919

                                            TOTAL:           $301,216,234

(1) Interest applied at the average of the historical 30-Year Treasury Note, 10-Year Treasury Note and Prime rates; interest begins 18 months after the first-year mid-point and was compounded.

                                    EXHIBIT 2

                                     RELEASE

            This RELEASE (the "Release") is executed this ___ day of _______, 2006 by RELEASOR (defined below) in favor of RELEASEE (defined below).

                                   DEFINITIONS

            "RELEASOR" refers to [FILL IN NAME ___________] and any of its affiliates, subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers acting on behalf of RELEASOR.

            "RELEASEE" refers to American International Group, Inc. and any of its subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers (collectively, "AIG").

            "AGREEMENT" refers to a certain agreement between AIG and the Attorney General of the State of New York ("NYAG") dated January 18, 2006 and an accompanying stipulation between AIG and the Superintendent of Insurance of the State of New York ("NYSI") dated January 18, 2006, relating to (i) an action commenced against AIG by the NYAG and NYSI dated May 26, 2005, captioned The People of the State of New York v. American International Group, Inc., Maurice
R. Greenberg and Howard I. Smith, Index No. 401720/2005, and an investigation by the NYAG and NYSI relating to same (the "COMPLAINT"), (ii) an investigation by the NYAG and NYSI related to AIG's alleged use of contingent commission agreements or placement service agreements to steer business; and (iii) an investigation by the NYAG and NYSI related to AIG's alleged participation in bid rigging schemes.

                                     RELEASE

            1. In consideration for the total payment of $___________ in accordance with the terms of the AGREEMENT, RELEASOR does hereby fully release, waive and forever discharge RELEASEE from any and all claims, demands, debts, rights, causes of action or liabilities whatsoever, including known and unknown claims, now existing or hereafter arising, in law, equity or otherwise, whether under state, federal or foreign statutory or common law, and whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity (collectively, "claims"), to the extent any such claims are based upon, arise out of or relate to, in whole or in part, (i) any of the allegations, acts, omissions, transactions, events, types of conduct or matters that are the subject of the COMPLAINT, described in the AGREEMENT, or were subject to investigation by NYAG and NYSI as referenced in the AGREEMENT;(ii) any allegations, acts, omissions, transactions, events, types of conduct or matters that are the subject of In re Insurance Brokerage Antitrust Litigation, MDL No. 1663, or the actions pending in the United States District Court for the District of New Jersey captioned In re: Insurance Brokerage Antitrust Litigation, Civ. No. 04-5184 (FSH), and In re Employee Benefit Insurance Brokerage Antitrust Litigation, Civ. No. 05-1079 (FSH) or any related actions filed or transferred to the United States District Court for the District of New Jersey that are consolidated into either of the preceding Civil Action dockets; or (iii) any allegations of bid-rigging or of the use of contingent commission agreements or placement service agreements to steer business; provided, however, that RELEASOR does not hereby release, waive, or discharge RELEASEE from any claims that are based upon, arise out of or relate to (a) the purchase or sale of AIG securities; and (b) AIG's Life Insurance Operations (as defined by the Agreement to which this Release is an exhibit).

            2. In the event that the total payment referred to in paragraph 1 is not made for any reason, then this RELEASE shall be deemed null and void, provided that any payments received by RELEASOR shall be credited to AIG in connection with any claims that RELEASOR may assert against AIG, or that are asserted on behalf of RELEASOR or by a class of which RELEASOR is a member, against AIG.

            3. This RELEASE may not be changed orally and shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to choice of law principles, except to the extent that federal law requires that federal law governs. Any disputes arising out of or related to this RELEASE shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York or, to the extent federal jurisdiction exists, the United States District Court for the Southern District of New York.

            4. Releasor represents and warrants that the claims have not been sold, assigned or hypothecated in whole or in part.

Dated:___

RELEASOR:_____

By:_____

Print Name:_____

Title:

                                    EXHIBIT 3

SUPREME COURT OF THE STATE OF NEW YORK
NEW YORK COUNTY

THE PEOPLE OF THE STATE OF NEW YORK by
ELIOT SPITZER, Attorney General of the
State of New York, and HOWARD MILLS,
Superintendent of Insurance of the State of New York,

                                                Index No. 401720/05
                          Plaintiffs,           (Ramos, J.)

                          v.                    STIPULATION DISCONTINUING ACTION
                                                WITH PREJUDICE

AMERICAN INTERNATIONAL GROUP, INC.,
MAURICE R. GREENBERG and HOWARD I.
SMITH,

                          Defendants.

            IT IS HEREBY STIPULATED AND AGREED, by and between plaintiffs and defendant American International Group, Inc. that, pursuant to CPLR Section 3217(a) and the agreement annexed hereto, this action is hereby discontinued with prejudice as to American International Group, Inc., as of this date without costs to either party against the other.

Dated: New York, New York
       January __, 2006
                                       ELIOT SPITZER,
                                       Attorney General of the State of New York
                                       By:_______________________________
                                       David D. Brown, IV
                                       Assistant Attorney General
                                       120 Broadway
                                       New York, NY 10271

                                           (212) 416-8198
                                           Attorney for Plaintiffs

                                           PAUL, WEISS, RIFKIND, WHARTON
                                           & GARRISON LLP

                                           By:__________________________
                                           Martin Flumenbaum
                                           1285 Avenue of the Americas
                                           New York, NY 10019
                                           (212) 373-3000
                                           Attorneys for American International
                                           Group, Inc.